Exhibit 99

1105 Peters Road
Harvey, Louisiana  70058
(504) 362-4321
Fax (504) 362-4966
NYSE:  SPN
FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, 504-362-4321

Superior Energy Services, Inc. Announces Subsidiary SPN Resources, LLC
Acquires Properties from Unocal Corporation

(Harvey, La., Thursday, December 18, 2003) Superior Energy Services, Inc. (NYSE: SPN) today announced that its subsidiary SPN Resources, LLC has acquired properties from Unocal Corporation.

The package acquired by SPN Resources includes 18 fields on 25 blocks in the shallow water Gulf of Mexico, containing 34 structures and 98 wells, including 18 wells that are currently producing.

Under the terms of the transaction, no cash will change hands at closing. Superior will assume the decommissioning liability and will invoice Unocal at an agreed upon turnkey price as each decommissioning (abandonment and structure removal) is completed. Superior believes this transaction will generate significant revenues over a four-year period for abandonment, decommissioning and removal work, as well as incremental service work on producing properties that SPN Resources will operate.

"This transaction benefits both Superior and Unocal," said Terry Hall, President and CEO of Superior Energy Services, Inc. "Given the mature state of several of the properties, we anticipate performing abandonment work as soon as possible. We believe this initial opportunity meets the criteria we were seeking by providing us stable cash flow and flexibility in scheduling production-related and abandonment projects to achieve efficiencies. The key driver is our ability to efficiently execute the abandonment and structural removal work."

Superior Energy Services, Inc. provides a broad range of specialized oilfield services and equipment primarily to major and independent oil and gas companies engaged in the exploration, production and development of oil and natural gas properties offshore in the Gulf of Mexico and throughout the Gulf Coast region. These services and equipment include the rental of liftboats, rental of specialized oilfield equipment, electric and mechanical wireline services, well plug and abandonment services, well control, coiled tubing services and engineering services. Additional services provided include contract operating and supplemental labor, offshore and dockside environmental cleaning services, the manufacture and sale of drilling instrumentation and the manufacture and sale of oil spill containment equipment.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company's rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

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